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                                                                      EXHIBIT 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (dollars in millions)

                                                                         Year Ended Last Friday in December
                                                        1999           1998            1997             1996            1995
                                                    -----------    -----------     -----------     ------------    ------------
                                                     (53 weeks)     (52 weeks)      (52 weeks)       (52 weeks)      (52 weeks)
Pre-tax earnings from continuing operations              4,078          2,096           3,111            2,629           1,836

Add:  Fixed charges (excluding
   capitalized interest and preferred security
   dividend requirements of subsidiaries)               13,222         17,223          15,121           11,589          11,021

                                                    -----------    -----------     -----------     ------------    ------------
Pre-tax earnings before fixed charges                   17,300         19,319          18,232           14,218          12,857

Fixed charges:
   Interest(a)                                          12,978         17,004          14,934           11,414          10,876
   Other (b)                                               448            351             236              182             153

                                                    -----------    -----------     -----------     ------------    ------------
   Total fixed charges                                  13,426         17,355          15,170           11,596          11,029

Preferred stock dividend requirements                       55             58              61               73              77

Total combined fixed charges
                                                    -----------    -----------     -----------     ------------    ------------
   and preferred stock dividends                        13,481         17,413          15,231           11,669          11,106
                                                    -----------    -----------     -----------     ------------    ------------

Ratio of earnings to fixed charges                        1.29           1.11            1.20             1.23            1.17

Ratio of earnings to combined fixed charges
    and preferred stock dividends                         1.28           1.11            1.20             1.22            1.16
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(a) Prior period amounts have been restated to conform to the current year presentation.

(b) Other fixed charges consist of the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.